EXHIBIT 10.2.2
                          MODIFICATION
                               OF
                      EMPLOYMENT AGREEMENT
               TERMINATION OR SEVERANCE AGREEMENT
                               AND
                        RELEASE OF CLAIMS



     THIS AGREEMENT is made and entered into as of this 1st day of November, 1993 by and between BOWATER INCORPORATED, a Delaware corporation having a mailing address of 55 East Camperdown Way, P.O. Box 1028, Greenville, South Carolina 29602 (the
"Corporation"), and DAVID G. MCMASTER, 100 Babbs Hollow,
Greenville, South Carolina 29607 (the "Executive").

     WHEREAS, the Corporation now employs the Executive as President and Chief operating Officer pursuant to an Employment Agreement dated March 1, 1989, and amended August 23, 1989 (the "Employment Agreement") and a Severance Agreement dated March 1, 1989, and amended August 23, 1989 (the "Severance Agreement"); and

     WHEREAS, the Executive and the Corporation wish to continue the Executive's employment through a period of terminal leave until a specified and agreed upon date, whereupon the Executive will retire from the employment of the Corporation and be entitled to receive certain benefits;

     NOW, THEREFORE, the parties hereby agree that the Employment
Agreement shall be modified in the following respects and the Severance Agreement shall be terminated as hereinafter provided:

     1. Employment Agreement. The Employment Agreement is hereby modified as follows:

      (a) Term. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

          "2.   Term.

                (a) Subject to the provisions of subparagraph (b)
                    of this Section 2, the term of this
                    Agreement, having begun on March 1, 1989, shall continue from the date of this Modification until December 31, 1993.

                (b) Notwithstanding Section 2 (a), the term of
                    this Agreement shall end upon the death of the Executive."

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      (b) Position and Duties.  Section 3 of the Employment
          Agreement is amended to read as follows:

          3. Position and Duties. The Executive is not required to render services to the Corporation after November 1, 1993. From and after that date, the Executive will be on a terminal paid leave of absence pursuant to the provisions of Section 8 hereof ending December 31, 1993 or upon the Executive's earlier death.

      (c) Severance Pay. Section 8 of the Employment Agreement is amended to read as follows:

          "8.Severance Pay Following Terminal Leave of Absence. The effective date of the Executive's retirement shall be December 31, 1993, and the Executive shall be on a terminal paid leave of absence from November 1, 1993 through December 31, 1993. The Corporation shall pay to the Executive during this leave of absence, in two equal monthly installments, pro-rated annual compensation of $355,000.00. The Executive's entitlement to compensation, benefits or payments under the Corporation's health, accident basic and executive medical, dental life insurance, retirement and savings (but not incentive bonus or long term disability) plans, policies or arrangements shall not, except as otherwise required by law or regulation, be affected by the Executive's leave of absence status and shall continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the date or event (such as the Executive's death) that otherwise ends the term of this Agreement. Specifically, the period of terminal leave of absence is hereby designated as a "leave of absence with the consent of the Participant's Employer" which is intended to be included within the definition of "Continuous Employment" in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective August 22, 1990 (the "Supplemental Benefit Plan") and compensation paid during this terminal leave of absence is intended to be included within the definition of "Earnings" in the Supplemental Benefit Plan (without regard to whether such time is credited for benefit accrual purposes under the Bowater Incorporated Employee Retirement Plan or whether such compensation is includable within that Plan's
          definition of ("Compensation").   On or before December

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          31, 1993, the Executive shall be paid a single sum
          severance payment in the amount of One Million Sixty-Five Thousand ($1,065,000.00) from which there shall be deducted all amounts required to be withheld by the Corporation for applicable federal, state and local taxes, including income, Social Security and Medicare, and all other amounts the Corporation is authorized or required to withhold or deduct from the Executive's compensation. In the event that payment is made in any future year to active employees pursuant to the Corporation's existing (1992 through 1994) Long Term Incentive Plan, the Executive shall be entitled to receive at the time such payment is made (subject to applicable withholding and deductions), an amount equal to two-thirds (2/3) of the amount he would have been entitled to under such Plan (based on his actual compensation received in 1992 and 1993), had his active employment continued through 1994 at the level of compensation actually received in 1993.

     (e) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

     2. Severance Agreement. The Severance Agreement is hereby terminated effective October 30, 1993.

     3. Release of Claims. Employee acknowledges that the payments and accommodations afforded to him by this Modification Agreement and the letter agreement of even date herewith (the "Agreements") constitute full satisfaction of all of the Corporation's obligations and would not be provided if Executive did not enter into these Agreements.

     (a) The Executive, for himself, his assigns, executors, heirs and representatives, releases and waives any and all claims, charges, suits or causes of action of any kind against the Corporation, its affiliates and/or any of their past, present and future directors, officers, agents or employees (the "Released Parties") , which Executive had, has or may have arising from any event occurring on or before the date Executive signs and delivers the Agreements to the Corporation, including but not limited to all claims related to Executive's employment with the Corporation or the termination of that employment.




     (b)  The Executive agrees not to sue any of the Released
          Parties or to file or pursue any claim, suit or charge



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          against any of them in any court, administrative agency
          or arbitral forum for the purpose of recovering damages or any other personal relief on theories of tort, contract, defamation, employment discrimination or otherwise for claims arising from any event occurring on or before the date the Executive signs this Agreement, including but not limited to all claims related to the Executive's employment with the Corporation or the termination of that employment.

     (c) The Executive acknowledges that if he, or any of his heirs, executors, representatives or assigns, breach the covenants not to sue set forth in the Agreements, the Corporation may, in its sole discretion, deem the Agreements terminated effective on the commencement date of any such action or at any time thereafter it may deem appropriate.

     (d) The Executive acknowledges that the claims he is releasing, waiving, and covenanting not to pursue, include any potential claims for employment discrimination of any kind, including claims arising under the Age Discrimination in Employment Act or otherwise for age, sex, religion, national origin, disability or other forms of employment discrimination.

     (e) The terms of the Agreements shall take effect after seven days have expired after the Executive signs and delivers the Agreements to the Corporation, unless before those seven days expire the Executive rescinds the Agreements by delivering a written statement of the rescission to the Corporation's Vice President-Human Resources and Administration. If the Executive rescinds, neither party will have any obligation under these Agreements.

     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.
                              BOWATER INCORPORATED


/s/ Paula W. Overstreet          By /s/ P. A. Temple
                                    Its Vice President
                                    Of Human Resources

/s/ Paul W. Overstreet          /s/ David G. McMaster